UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

SIRF TECHNOLOGY HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SiRF Employee FAQ

1. Who is CSR?

CSR is a leading global provider of wireless voice and data communications focusing on the Connectivity Centre and its product portfolio covers Bluetooth, GPS, FM and Wi-Fi. CSR offers developed hardware/software solutions based around its silicon platforms that incorporate fully integrated radio and microcontroller elements.

2. Why are SiRF and CSR combining?

CSR is a global leader in the Bluetooth connectivity business with core expertise in multiple connectivity technologies, while SiRF is a leader in the GPS location business with core expertise in GNSS and SoC platforms. This strategic combination of market leaders will create a global company with significant commercial, operational and technical scale, uniquely positioned to capitalize on the large and growing multifunction consumer electronics market opportunity for connectivity and location technologies.

Our market opportunity is being driven by growing consumer demand for greater functionality in consumer electronic devices. Together with CSR, we can accelerate our strategic plans, realize growth opportunities faster than either company could on its own, diversify our revenues and capitalize on market opportunities to create value for shareholders.

3. What are the terms of the transaction? How long before the transaction is completed?

Under the terms of the agreement, SiRF stockholders will receive 0.741 of a CSR share for each share of SiRF common stock they own. Based on the closing stock price for CSR on February 9, 2009, this consideration would be equivalent to $2.06 of CSR stock for each SiRF share, representing total consideration of $136 million. This represents a premium to SiRF stockholders of approximately 91% over SiRF’s closing stock price on February 9, 2009. Upon closing of the transaction, SiRF stockholders are expected to own approximately 27% and CSR shareholders are expected to own approximately 73% of the combined company. The transaction is expected to be tax-free for SiRF stockholders.

The companies anticipate closing this transaction in the second quarter of 2009, subject to customary approvals, including the receipt of U.S. regulatory approval. The transaction is also subject to the approval of SiRF and CSR stockholders, as well as SEC registration of CSR’s shares.

4. How will SiRF employees benefit from this transaction?

We believe CSR is the right partner to create additional growth opportunities for our company, and we believe that SiRF employees will benefit significantly by being part of a larger, dynamic and growing organization. CSR recognizes SiRF’s talented employees and together, we can achieve even greater success.

Importantly, SiRF and CSR have a shared market vision and equally strong commitments to innovation, customers, shareholders and employees. We will take advantage of the strengths of each company to take our business to the next level, and we look forward to working with the CSR team to ensure an effective and seamless transition.

5. What are the integration plans? What can we expect in the interim period?

While it is premature to discuss specifics now, we believe that both companies have solid teams, processes and programs and we expect that the benefits of this transaction should be realized quickly and efficiently. An integration team comprised of senior leaders from both companies will make recommendations on how best to organize the combined company. Until the closing date, employees will operate in a “business-as-usual” mode to ensure continued execution of our business plan.

6. Will there be any layoffs as a result of the transaction?

As you can see in the press release, the companies expect a combination of CSR and SiRF will deliver significant cost savings from gross margin improvements and reduced R&D, sales and marketing and overhead costs. The companies expect that annual cost synergies of at least $35 million can be achieved through steps that can be implemented within 60 days post completion of this transaction.

Consequently, as in any combination of two companies, there will be some redundancy and a number of positions may be impacted by this transaction. However, we have only just begun to work through transition and integration planning, so it is too early to speculate on the details regarding any individual positions. All employees can expect fair, responsible, and timely communication of any changes.

It’s important to remember, however, that this transaction is about growth and opening new opportunities for our companies, and we believe that SiRF employees will benefit significantly by being part of a larger, dynamic and growing organization. In fact, over the long term, we believe that our combination with CSR will result in greater career opportunities for employees of both companies as we move forward and grow together.

7. Who will lead the combined company? Will SiRF’s CEO or other senior executives or Board members join CSR?

Following the close of the transaction, CSR’s Board of Directors will be expanded to add two members of the SiRF Board, Dado Banatao and Kanwar Chadha.

Joep van Beurden, Chief Executive Office of CSR, will continue as Chief Executive Officer of the combined company with the remaining leadership to be comprised of executives from both SiRF and CSR. The final organization structure will be announced closer to the close of the transaction.

8. How will this transaction affect my benefits?

We are committed to providing a comprehensive benefits package for all employees that will allow us to continue to attract and retain the talent needed to drive the company forward. If there are any changes to the Company’s benefits plans, we will provide employees with timely information before the changes are effective.

9. Where will the combined company be headquartered?

The combined company will be headquartered in Cambridge (United Kingdom), and SiRF’s San Jose, California headquarters will become the headquarters for CSR’s U.S. operations.

10. What will happen to SiRF stock options owned by SiRF employees?

CSR will assume SiRF’s options plan and employee options will be converted on the same exchange ratio as the common shares.

11. How will our customers benefit from this transaction?

This transaction is about enabling us to achieve our full potential so that we can better meet our customers’ needs. We look forward to building upon our partnerships with our customers and believe they will share our enthusiasm about our company’s exciting future.

The combined company will have significant R&D resources to deliver a broader portfolio of innovative location and connectivity solutions to customers. SiRF’s and CSR’s respective teams of industry-leading experts will drive innovation, including the ability to meet the significant customer demand for high performance location and connectivity features on smaller, lower power chips. R&D efforts will continue to support each company’s existing product lines and will also be focused on the delivery of additional multifunction radio chips, which combine CSR’s Bluetooth and other connectivity capabilities with SiRF’s GPS and GNSS technologies.

Customers of the combined company include four of the top five handset manufacturers, the top five personal navigation device makers, top two auto-telematics suppliers and other leading auto and consumer electronics providers.

We will also have the ability to serve our customers seamlessly through our collective design and customer support centers around the world. We look forward to working together with the CSR team to continue providing outstanding service and enhanced offerings to our customers.

12. What should I say if I’m asked about the transaction?

Should you be contacted by members of the media, financial community or other third parties regarding this transaction, please refer all inquiries to Jim Murphy at 408-392-8448.

13. If I have additional questions, who can I ask?

Please feel free to speak with your manager or direct your questions to jmurphy@sirf.com or 408-392-8448.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of SiRF Technology Holdings, Inc. (“SiRF”) concerning the proposed merger of SiRF with SiRF Acquisition Sub, Inc., a direct, wholly-owned subsidiary of CSR (“CSR”) (the “merger”) and other future events and their potential effects on SiRF, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. The risks and uncertainties we face include, without limitation: the ability to obtain the approval of the transaction by SiRF’s stockholders and CSR’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; the ability to realize the expected cost and revenue synergies from the transaction in the amounts or in the timeframe anticipated; the ability to integrate SiRF’s businesses into those of CSR in a timely and cost-efficient manner; the development of the markets for SiRF’s and CSR’s products, the combined company’s ability to develop and market a multifunction radio product containing our GPS-based location technology and CSR’s Bluetooth technology in a timely fashion; weak current economic conditions, uncertain future economic conditions and the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of SiRF, CSR and the combined Company, sales cycles, price reductions, dependence on and qualification of foundries to manufacture the products of SiRF, CSR and the combined company, production capacity, the ability to adequately forecast demand, customer relationships, the ability of SiRF, CSR and the combined company to compete successfully, our product warranties, the impact of legal proceedings, the impact of the intellectual property indemnification practices of SiRF, CSR and the combined company; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. RISK FACTORS” of our Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 filed with the Securities and Exchange Commission, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect our actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and SiRF undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving SiRF and CSR. In connection with the proposed merger, CSR intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form F-4 containing a proxy statement/prospectus for the stockholders of SiRF and each of SiRF and CSR plan to file other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus will be mailed to stockholders of SiRF. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SIRF’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH

THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. THIS ANNOUNCEMENT DOES NOT CONSTITUTE, OR FORM PART OF, AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about SiRF and CSR at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. SiRF’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to SiRF, 217 Devcon Drive, San Jose, CA, 95112-4211, Attention: Investor Relations, +1 (408) 392-8480 or CSR, Unit 400, Cambridge Science Park, Milton Road, Cambridge, CB4-0WH, United Kingdom, Attention: Investor Relations, +44 (0) 1223 692 000.

SiRF and its directors and executive officers, CSR and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from SiRF’s stockholders with respect to the proposed merger. Information about SiRF’s directors and executive officers and their ownership of SiRF’s common stock is set forth in SiRF’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and SiRF’s revised proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on July 3, 2008. SiRF has been informed by CSR that none of CSR’s directors and executive officers holds any direct or indirect interests in SiRF. Stockholders may obtain additional information regarding the interests of SiRF and its directors and executive officers and CSR and its directors and executive officers in the proposed merger, which may be different than those of SiRF’s stockholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the proposed merger, when filed with the SEC.